Exhibit 2.2
AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of April 23, 2015, by and among Zogenix, Inc., a Delaware corporation (“Seller”), Pernix Ireland Limited, an Irish corporation (“Purchaser”), and Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Guarantor”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, Seller, Purchaser and, for purposes of Sections 5.9.2, 10.2, and 10.14 thereof only, Guarantor, entered into an Asset Purchase Agreement, dated as of March 10, 2015 (the “Purchase Agreement”), pursuant to which Seller agreed to sell, transfer, convey, assign and deliver to Purchaser all right, title and interest of Seller and its Affiliates in and to all Purchased Assets, and Purchaser agreed to purchase and accept from Seller (or such Affiliates) the Purchased Assets, in each case upon the terms and conditions set forth therein;

WHEREAS, Section 10.7 of the Purchase Agreement provides that the Purchase Agreement may be modified, amended, altered or supplemented only upon the execution and delivery of a written agreement executed by both Parties; and

WHEREAS, the Parties now wish to enter into this Amendment to, among other things, alter the composition of the Closing Payment, and provide Purchaser with the right to designate a substitute to serve as Purchaser for all purposes of the Purchase Agreement and the Ancillary Agreements to which Purchaser would be a party in the absence of the appointment of such Substitute Purchaser.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, hereby agree as follows:

1. Amendments to the Purchase Agreement.

(a) Table of Contents

(i) The portion of the Table of Contents on page I pertaining to ARTICLE 2 is hereby amended and restated to read in its entirety as follows:

“ARTICLE 2SALE AND PURCHASE OF ASSETS; LIABILITIES; SUBSTITUTE PURCHASER	23
2.1 Sale of Purchased Assets	23
2.2 Liabilities	24
2.3 Consideration	25
2.4 Escrow	30
2.5 Closing	31
2.6 Substitute Purchaser	31

(b) Exhibit List

(i) The Exhibit List on page v of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“EXHIBITS

Exhibit A	–	Bill of Sale, Assignment and Assumption Agreement
Exhibit B	–	Copyright Assignment Agreement
Exhibit C	–	Domain Name Assignment Agreement
Exhibit D	–	Patent Assignment Agreement
Exhibit E	–	[RESERVED]
Exhibit F	–	Registration Rights Agreement
Exhibit G	–	[RESERVED]
Exhibit H	–	Seller FDA Letters
Exhibit I	–	Trademark Assignment Agreement
Exhibit J	–	Transition Services Agreement
Exhibit K	–	Press Release”

(c) Preamble. The Preamble of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“This Asset Purchase Agreement (this “Agreement”) is made and executed as of March 10, 2015 (the “Execution Date”), by and among Zogenix, Inc., a Delaware corporation (“Seller”), Pernix Ireland Limited, an Irish corporation, and, solely with respect to Sections 5.9.2, 10.2 and 10.14, Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Guarantor”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.””

(d) Restated Definitions.

(i) Section 1.1.11 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“1.1.11                 “Ancillary Agreements” means Bill of Sale, the Transition Services Agreement, the Domain Name Assignment Agreement, the Patent Assignment Agreement, the Trademark Assignment Agreement, the Copyright Assignment Agreement, the Escrow Agreement, the Registration Rights Agreement, and the Senior Loan Amendment (as defined in the MidCap Signing Date Agreement and in form and substance reasonably satisfactory to Seller).”

(ii) Section 1.1.56 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

1.1.56                 “Escrow Amount” has the meaning set forth in Section 2.3.1.”

(iii) Section 1.1.69 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“1.1.69                 “Financing” means, collectively, Purchaser’s financing of the Closing Payment.”

(iv) Section 1.1.79 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“1.1.79 [RESERVED]”

(v) Section 1.1.89 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“1.1.89                 [RESERVED]”

(vi) Section 1.1.137 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“1.1.137                 [RESERVED]”

(vii) Section 1.1.138 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“1.1.138                 [RESERVED]”

(viii) Section 1.1.143 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“1.1.143                 “Purchaser” means Pernix Ireland Limited unless Pernix Ireland Limited delivers an Appointment Notice pursuant to Section 2.6.1, in which case “Purchaser” shall mean the Substitute Purchaser identified in the Appointment Notice.”

(ix) 1.1.167 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“1.1.167                 [RESERVED]”

(x) The following new Sections 1.1.215, 1.1.216, 1.1.217 and 1.1.218 shall be inserted into the Purchase Agreement immediately following Section 1.1.214:

“1.1.215                 “Appointment Date” has the meaning set forth in Section 2.6.2(a).

1.1.216                 “Appointment Notice” has the meaning set forth in Section 2.6.1.

1.1.217                 “Deferral Notice” has the meaning set forth in Section 2.5.1.

1.1.218                 “Substitute Purchaser” has the meaning set forth in Section 2.6.1.”

(e) Section 2.3.1(a) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(a)           In consideration of the conveyances contemplated under Section 2.1, Purchaser shall (a) pay to Seller (i) on the Closing Date an amount equal to the sum of (A) $70,000,000; (B) the Stock Consideration; and (C) the Purchased Product Inventory Value (collectively, the “Closing Payment”), by wire transfer of immediately available funds to the account designated by Seller by notice to Purchaser at least two (2) Business Days prior to the Closing Date; (ii) the Milestone Payment(s), as and to the extent provided in Section 2.3.2; and (iii) the Difference as set forth in Section 2.3.1(b) below and (b) deliver to the Escrow Agent, at the Closing, $10,000,000 in cash (the “Escrow Amount”), by wire transfer of immediately available funds. The Escrow Fund shall be held, administered and distributed in accordance with Section 2.4 and the terms of the Escrow Agreement.”

(f) Section 2.4.1 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.4.1           [RESERVED]”

(g) Section 2.5.1 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

2.5.1           Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated hereby (the “Closing”) shall take place at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, at 10:00 a.m., local time, on a Business Day on a date not later than three (3) Business Days following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing (but subject to the satisfaction or waiver of such conditions) and those that are waived by the Party entitled to do so under applicable Law and the terms of this Agreement) set forth in ARTICLE 7, or such other time and place as Purchaser and Seller may agree to in writing; provided, however, that if the waiting period under the HSR Act is terminated before the thirty (30) day statutory period expires (an “Early Termination”), Purchaser may, but shall not be obligated to, defer the Closing until a date no later than ten (10) days after the Early Termination by providing Seller written notice of such deferral within two (2) Business Days of the Parties’ receipt of notice of Early Termination (a “Deferral Notice”). Notwithstanding whether an Early Termination has occurred and/or Purchaser has previously submitted a Deferral Notice, if Purchaser deems it reasonably necessary to defer (or further defer in the event a Deferral Notice has been previously sent) the Closing Date to consummate the Financing, Purchaser may defer the Closing to a date no later than April 24, 2015 by providing Seller written notice of such deferral period prior to the Closing Date, and such Closing Date set forth in such notice shall be the Closing Date (and shall supersede the Closing Date set forth in the Deferral Notice in the event a Deferral Notice has previously been sent) for all purposes of this Agreement. The Closing shall be deemed to have occurred at 12:00 a.m., eastern time, on the Closing Date, such that Purchaser shall be deemed the owner of the Purchased Assets on and after the Closing Date.

(h) Section 2.5.2(b)(iv) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(iv)           [RESERVED]; and”

(i) The following new Section 2.6 shall be inserted into the Purchase Agreement immediately following Section 2.5:

“2.6           Substitute Purchaser.

2.6.1           Designation of Substitute Purchaser. Purchaser may, but shall not be obligated to, appoint another wholly-owned subsidiary of Guarantor (the “Substitute Purchaser”) to serve as Purchaser for all purposes of the Purchase Agreement and the Ancillary Agreements to which Purchaser would be a party in the absence of the appointment of such Substitute Purchaser pursuant to the terms of this Section 2.6.1 by providing written notice of such appointment (the “Appointment Notice”) to Seller on or prior to the expected Closing Date; provided, however, any such (a) Substitute Purchaser shall (i) have been formed or organized as a foreign subsidiary; and (ii) not have any assets, Liabilities or properties other than assets contributed to such Substitute Purchaser by or indebtedness owed to Guarantor or its Affiliates, in each case in connection with consummating the Financing of the Transactions; (b) Appointment Notice shall be substantially in the form of Annex A attached hereto, and shall include, as an exhibit to such Appointment Notice, an executed joinder agreement between Purchaser and Substitute Purchaser substantially in the form set forth in Annex A pursuant to which such Substitute Purchaser will acknowledge and agree (1) to pay and discharge when due all obligations of Purchaser under this Agreement and the Ancillary Agreements to which Purchaser would be a party in the absence of the appointment of such Substitute Purchaser pursuant to the terms of this Section 2.6.1; and (2) that it will become bound by and a party to this Agreement as though an original party hereto, in each case upon the execution of such joinder agreement; and (c) the appointment of such Substitute Purchaser would not adversely affect Seller under this Agreement or any of the Ancillary Agreements (including, but not limited to, resulting in a new or increased obligation to withhold or deduct Taxes from any payment thereunder).

2.6.2           Effect of Designating a Substitute Purchaser.

(a)           From and after the date the Appointment Notice is deemed to be received by Seller in accordance with Section 10.2 (such date, the “Appointment Date”), the parties hereto acknowledge and agree that (i) Purchaser shall have no further rights or obligations under this Agreement (but shall, for the avoidance of doubt, remain entitled to enforce the provisions of the Confidentiality Agreement prior to and after the Appointment Date); (ii) except with respect to the cover page of the Agreement, the preamble, the Recitals, the definition of “Purchaser” and the signature page to the Agreement, references to “Purchaser” shall be deemed to be references to “Substitute Purchaser”; (iii) the notice information for Purchaser in Section 10.2.2 shall be changed in accordance with the terms of the Appointment Notice; and (iv) conforming changes shall be made to the Ancillary Agreements, as appropriate, to reflect the appointment of Substitute Purchaser.

(b)           For purposes of ARTICLE IV, the representations and warranties set forth therein shall be deemed to have been made (i) by Purchaser on the Execution Date (unless the particular representation and warranty speaks expressly as of a particular date, in which case such representation and warranty shall be deemed to have been made only as of such date)(and any Liability arising from breaches thereof shall be assumed and discharged by Substitute Purchaser in accordance with the terms and conditions of the Purchase Agreement); and (ii) by Substitute Purchaser on the Appointment Date and as of the Closing (unless, in each case, the particular representation and warranty speaks expressly as of a particular date, in which case such representation and warranty shall be deemed to have been made only as of such date).

(j) Section 3.21 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“3.21           Accredited Investor. Seller understands that the securities comprising the Stock Consideration will be “restricted securities” under the Securities Act and have not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of Seller contained herein.  Seller is familiar with the business and operations of Guarantor, is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, and is able to bear the economic risk of its investment in Guarantor indefinitely.  Seller is acquiring the Stock Consideration solely for its own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing the Stock Consideration. No other Person has any right with respect to or interest in the Stock Consideration to be purchased by Seller, nor has Seller agreed to give any Person any such interest or right in the future. Seller is not purchasing the Stock Consideration as a result of any (a) registration statement filed by Purchaser with the Securities and Exchange Commission with respect to any of its securities; or (b) advertisement, article, notice or other communication regarding the Stock Consideration published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement that would be deemed a “general solicitation” under the provisions of Regulation D of the Securities Act.”

(k) Section 4.6 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“4.6           Financial Capacity.  On the Closing Date, Purchaser’s immediately available cash, together with the Stock Consideration, will be sufficient to enable Purchaser to pay the Closing Payment at the Closing.”

(l) Section 6.2.2 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“6.2.2 To the extent that Seller’s rights under any Purchased Asset may not be assigned without the approval, consent or waiver of another Person and such approval, consent or waiver has not been obtained prior to the Closing, the Closing shall proceed without the assignment of such Purchased Asset and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such Purchased Asset; provided, however, that nothing in this Section 6.2.2 shall be deemed to waive Purchaser’s rights not to consummate the Transactions contemplated by this Agreement if the conditions to its obligations set forth in ARTICLE 7 have not been satisfied. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any Purchased Asset (regardless of whether such Closing occurs as a result of Purchaser waiving its obligations set forth in ARTICLE 7 or otherwise), then following the Closing, Purchaser shall use its commercially reasonable efforts to obtain all necessary approvals, consents and waivers to the assignment and transfer thereof, and Seller shall use its commercially reasonable efforts to assist and cooperate with Purchaser in connection therewith; provided, that until any such approval, consent or waiver is obtained and the related Purchased Asset is transferred and assigned to Purchaser or Purchaser’s designee, Seller shall use its commercially reasonable efforts to provide to Purchaser substantially comparable benefits thereof and enforce, at the request of and for the account of Purchaser, any rights of Seller arising under any such Purchased Asset against any Person; and provided further, to the extent that Purchaser is provided with benefits of any such Purchased Asset, Purchaser shall perform the obligations of Seller thereunder. It is understood and agreed that, in the event of Seller’s or an Affiliate’s inability to assign or transfer a Purchased Contract identified on Section 2.1.1(a) of the Seller Disclosure Schedule before the Closing, or Purchaser’s inability to do the same following the Closing, Seller or the applicable Affiliate shall remain responsible for completion of the applicable Purchased Contract as Purchaser’s agent, and at Purchaser’s sole expense as described in the Transition Services Agreement. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, transfer, convey and deliver such Purchased Asset to Purchaser at no additional cost to Purchaser.”

(m) Section 8.5.2(b) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(b)           The Parties’ respective aggregate liability for Losses in respect of breaches of Seller Fundamental Representations or Purchaser Fundamental Representations, shall not, in the aggregate, exceed $100,000,000 (the “Fundamental Representations Cap”); provided, however, that the Fundamental Representations Cap shall be increased by the amount of any Milestone Payments that are paid by Purchaser to Seller pursuant to Section 2.3.2 (or that have been deemed to have been paid to Seller pursuant to Section 8.9).”

(n) Section 8.9 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“8.9           Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, or any Liabilities arising, under against any amounts due and payable under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Liabilities arising, under any Ancillary Agreement; provided, however, that Purchaser may set-off against and deduct from any amounts due and payable to Seller pursuant to Section 2.3.2 any amounts due and payable by Seller pursuant to Section 8.3.1(a) for breaches of Seller Fundamental Representations (“Right of Setoff”); and provided further, any amounts that are set-off pursuant to Purchaser’s Right of Setoff shall be deemed to have been paid to Seller for purposes of Section 8.5. Except as expressly set forth in this Section 8.9, the payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Agreements.”

(o) Section 10.14.1 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“10.14.1                      Guarantor absolutely, unconditionally and irrevocably (a) guarantees to Seller, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Purchaser pursuant to this Agreement (the “Obligations”); and (b) agrees to pay any and all reasonable expenses (including reasonable legal expenses and reasonable attorneys’ fees) incurred by Seller in successfully enforcing any rights under this Section 10.14.  If Purchaser fails to pay or perform the Obligations when due, then all of Guarantors’ liabilities to Seller hereunder in respect of such Obligations shall, at Seller’s option, become immediately due and payable and Seller may at any time and from time to time take any and all actions available hereunder or under applicable Law to enforce and collect the Obligations from Guarantor.  In furtherance of the foregoing, Guarantor acknowledges that Seller may, in its sole discretion, bring and prosecute a separate action or actions against Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Purchaser.  To the fullest extent permitted by Law, Guarantor hereby expressly and unconditionally waives (i) any and all rights or defenses arising by reason of any Law, promptness, diligence, notice of the acceptance of this guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, marshalling of assets, notice of the Obligations incurred and all other notices of any kind; and (ii) all suretyship defenses including all defenses based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal (other than payment in full of the Obligations).  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.  This Section 10.14 contains the entire agreement between Seller and Guarantor with respect to Guarantor’s obligations to Seller in connection with this Agreement, and supersedes all prior agreements, understandings, promises and representations, whether written or oral, between Seller and Guarantor with respect to the subject matter hereof.”

(p) Notwithstanding the Contracts listed on Schedule 2.1.1(a) of the Seller Disclosure Schedule, the Contract identified thereto with the number 32 shall be deleted from Schedule 2.1.1(a) of the Seller Disclosure Schedule.

2. No Other Amendment or Waiver.  Except as expressly set forth in this Amendment, all the representations, warranties, terms, covenants and conditions of the Purchase Agreement and any other agreement or document contemplated in connection therewith (including, but not limited to, the Ancillary Agreements), shall remain unamended and shall continue to be and shall remain in full force and effect in accordance with their respective terms.  The terms set forth in this Amendment shall be limited precisely as provided herein to the provisions expressly referred to herein and shall not be deemed an amendment or modification of or consent or waiver to any other term or provision of the Purchase Agreement or any other agreement or document contemplated in connection therewith (including, but not limited to, the Ancillary Agreements).

3. Captions.  The paragraph captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Amendment.

4. Incorporation of Purchase Agreement Provisions.  The provisions contained in Sections 10.1 (Governing Law, Jurisdiction, Venue and Service) and 10.2 (Notices) of the Purchase Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

5. Severability.  If any provision of this Amendment is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Amendment will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Amendment shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Amendment a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

6. Entire Agreement.  The Purchase Agreement, as amended by this Amendment, together with the Schedules and Exhibits expressly contemplated thereby and attached thereto, the Seller Disclosure Schedule, as amended by this Amendment, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection therewith or otherwise in connection with the Transactions contemplated thereby, contain the entire agreement between the Parties with respect to the Transactions contemplated thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.  All references in the Purchase Agreement to “this Agreement”, “hereof”, “hereby” and words of similar import shall refer to the Purchase Agreement as amended by this Amendment.

7. Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

SELLER:

ZOGENIX, INC.

By:
Name:
Title:

PURCHASER:

PERNIX IRELAND LIMITED

By:
Name:
Title:

PERNIX THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

ANNEX A
PERNIX IRELAND LIMITED

April ___, 2015
SENT VIA FACSIMILE AND COURIER
Zogenix, Inc.
12400 High Bluff Drive, Suite 650
San Diego, CA 92130
Attention: Chief Executive Officer
Facsimile: (858)-259-1166

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130
Attention: Cheston Larson, Esq.
Facsimile: (858) 523-5450

Re:           Section 2.6 Appointment Notice

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement executed as of March 10, 2015, as amended April ____, 2015 (as amended, modified, supplemented or restated from time to time, the “APA”) by and among Zogenix, Inc., a Delaware corporation (“Seller”), Pernix Ireland Limited, an Irish corporation (“Pernix Ireland”), and, solely with respect to Sections 5.9.2, 10.2 and 10.14, Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Guarantor”). Unless otherwise expressly provided herein, all capitalized terms not otherwise used herein shall have the respective meanings set forth in the APA.

Pursuant to Section 2.5.1 of the APA, Pernix Ireland hereby notifies Seller that (a) Pernix Ireland is exercising its right to extend the Closing to April ____, 2015.  In addition, pursuant to Section 2.6 of the APA, Pernix Ireland also hereby notifies Seller that (a) Pernix Ireland is exercising its right to appoint [XXXX], another wholly-owned subsidiary of Guarantor, as Substitute Purchaser to serve as Purchaser for all purposes of the APA and the Ancillary Agreements to which Pernix Ireland would be a party in the absence of the appointment of such Substitute Purchaser; and (b) in connection with such appointment, Purchaser’s contact information for notice purposes set forth in Section 10.2.2 should be revised as follows:

If to Purchaser, to:

[XXXX]
c/o Pernix Therapeutics Holdings, Inc.
10 North Park Place, Suite 201
Morristown, NJ 07960
Attention: Barry J. Siegel
Facsimile: 862-260-8752
[***]

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Michael J. Lerner
Facsimile: 973-597-6395

In accordance with Section 2.6, an executed copy of the required joinder agreement is attached hereto as Appendix A.  Please indicate your acknowledgement and acceptance of [XXXX] as Substitute Purchaser by countersigning the joinder agreement where indicated.

[Remainder of This Page is Intentionally Left Blank]

Very truly yours,

PERNIX IRELAND LIMITED

By:
Name:
Title:

Appendix A

JOINDER AGREEMENT

This JOINDER (“Joinder”) to the Asset Purchase Agreement by and among Zogenix, Inc., a Delaware corporation (“Seller”), Pernix Ireland Limited, an Irish corporation (“Pernix Ireland”) and, for purposes of Sections 5.9.2, 10.2, and 10.14 of the Asset Purchase Agreement only, Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Guarantor”), dated as of March 10, 2015 (such agreement as amended, modified, supplemented or restated from time to time, the “APA”) is (a) made and entered into as of April ___, 2015 by and between Pernix Ireland and [XXXX], an Irish corporation (“[XXXX]”); and (b) acknowledged and agreed to by Seller.  Pernix Ireland and [XXXX] are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Section 2.6 of the APA (a) provides that Pernix Ireland may, but shall not be obligated to, appoint a Substitute Purchaser to serve as Purchaser for all purposes of the Purchase Agreement and the Ancillary Agreements to which Pernix Ireland would be a party in the absence of the appointment of such Substitute Purchaser pursuant to the terms of Section 2.6.1 of the APA by providing an Appointment Notice to Seller on or prior to the expected Closing Date; and (b) conditions such right on such Substitute Purchaser’s execution of a joinder agreement pursuant to which such Substitute Purchaser will acknowledge and agree to pay and discharge when due all obligations of Pernix Ireland under APA and the Ancillary Agreements to which Pernix Ireland would be a party in the absence of the appointment of such Substitute Purchaser pursuant to the terms of Section 2.6.1 of the APA;

WHEREAS, Pernix Ireland has agreed to appoint [XXXX] as Substitute Purchaser and [XXXX] has agreed to accept such appointment subject to the terms and conditions of the APA and this Joinder; and

WHEREAS, Seller has acknowledged and agreed to the appointment of [XXXX] as Substitute Purchaser subject to the terms and conditions of the APA and this Joinder.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Joinder, intending legally to be bound, hereby agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the APA

2. Appointment of Substitute Purchaser. Pursuant to Section 2.6 of the APA, Pernix Ireland hereby appoints [XXXX] as Substitute Purchaser and [XXXX] agrees to (a) accept such appointment as Substitute Purchaser; and (b) pay and discharge when due all obligations of Pernix Ireland under the APA and the Ancillary Agreements to which Pernix Ireland would be a party in the absence of [XXXX]’s appointment as Substitute Purchaser pursuant to this Joinder.

3. Agreement to be Bound. [XXXX] agrees and acknowledges that upon the execution of this Joinder, [XXXX] shall become bound by and a party to the APA, and shall be fully bound by and subject to, all of the applicable benefits, rights, restrictions and obligations of the APA as though an original party thereto.

4. Effectiveness. This Joinder shall take effect and shall become part of the APA immediately upon the execution hereof.

5. Incorporation of Purchase Agreement Provisions.  The provisions contained in Sections 10.1 (Governing Law, Jurisdiction, Venue and Service) of the APA are incorporated herein by reference to the same extent as if reproduced herein in their entirety, and shall govern any dispute arising under or in connection with this Joinder.

6. Entire Agreement; Third Party Beneficiaries.  This Joinder contains the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.  The covenants and agreements set forth in this Joinder are for the sole benefit of the Parties and their successors and permitted assigns, and, except with respect to Parties’ respective rights and obligations under this Joinder for which the Parties acknowledge and agree that Seller is an intended third party beneficiary and is therefore entitled to enforce the provisions of this Joinder, they shall not be construed as conferring any rights on any other Persons.

7. Headings. The headings in this Joinder are for the purpose of reference only and shall not limit or otherwise affect the meaning hereof.

8. Counterparts. This Joinder may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Joinder by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Joinder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed as of the day and year first above written.

PERNIX IRELAND LIMITED

By:
Name:
Title:

[XXXX]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

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